Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Talaris Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,089,379 (2)	$1.81 (3)	$3,781,775.99	$0.0001102	$416.76
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	417,875 (4)	$1.54 (5)	$643,527.50	$0.0001102	$70.92
Total Offering Amounts					$4,425,303.49		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$487.68

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Talaris Therapeutics, Inc. (the “Registrant”), par value $0.0001 per share (the “Common Stock”) that become issuable under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 2,089,379 additional shares of Common Stock authorized for issuance under the 2021 Plan, effective as of January 1, 2023, pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1 of each year.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $1.81, the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Market on March 28, 2023.

(4)

Represents 417,875 additional shares of Common Stock authorized for issuance under the 2021 ESPP, effective as of January 1, 2023 pursuant to an “evergreen” provision in the 2021 ESPP. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 ESPP on January 1 of each year.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $1.54 per share, which is 85% of the average of the high and low prices of the common shares as reported on the Nasdaq Global Market on March 28, 2023. Pursuant to the 2021 ESPP, the purchase price of the common shares reserved for issuance thereunder will be 85% of the fair market value of a common share on the first trading day of the offering period or on the exercise date, whichever is less.